-1-

                                                                       424(b)(3)
                                                    Commission File #: 333-31489

                               CEL-SCI CORPORATION

                         Notice of Extension of Warrant
                                 Expiration Date


         In connection with the Company's February 1992 public offering, the Company issued 5,175,000 warrants. Every five warrants allows the warrant holder to purchase one share of the Company's common stock for $6.00 per share.

         The Expiration Date for these warrants (Cusip # 150837 12 8) has been extended to July 31, 1998.

         The expiration date for the Company's new Series A Warrants (Cusip #150837 14 4) is still February 7, 2000

         The date of this Prospectus Supplement is February 27, 1998.


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